EXHIBIT 10.32

WISDOMTREE ASSET MANAGEMENT, INC.

380 Madison Avenue, 21st Floor

New York, New York 10017

May 24, 2011

Peter M. Ziemba

Dear Peter:

On behalf of WisdomTree Asset Management, Inc. (“WTAM”), I am pleased to extend you a formal offer of continued employment as Executive Vice President-Business and Legal Affairs of WTAM, and as Executive Vice President-Business and Legal Affairs and Chief Legal Officer of its sole stockholder, WisdomTree Investments, Inc. (“WTI”). WTAM serves as the investment advisor for the exchange traded funds issued by the WisdomTree Trust (“WTT”). As used in this Agreement, “Company” refers to, as the context requires, either (i) WTAM, WTI, WTT and the subsidiaries of WTAM or WTI collectively, or (ii) any one or more of such entities.

The terms of your continued employment will be as follows:

1. Salary. Your Base Salary will be paid at the rate of $300,000 per annum, subject to such increases as may be determined from time to time by the Board of Directors of WTI (or the Compensation Committee thereof) in its sole discretion. Your salary will be paid in accordance with WTAM’s normal payroll policies in effect from time to time.

2. Bonuses. You will be entitled to a Guaranteed Minimum Bonus of $200,000 for each full calendar year, payable annually in cash each February but in no event later than March 15 following the applicable bonus year consistent with WTAM’s policies and procedures, subject to such increases as may be determined from time to time by WTI’s Board of Directors or its Compensation Committee in its sole discretion. The bonus shall be prorated for a partial calendar year of active employment provided that no pro rata bonus shall be due for the last year of employment unless due to you pursuant to Paragraph 6. You will also be eligible for participation in certain discretionary bonus plans that may be established by WTI’s Board of Directors or its Compensation Committee from time to time in its sole discretion.

3. Stock Options and Restricted Stock.

(a) Stock Options. The parties acknowledge that the Compensation Committee of the Board of Directors of WTI (the “Compensation Committee”) granted to you (i) options to purchase shares of WTI’s common stock under WTI’s 2005 Performance Equity Plan and subject to terms of the associated Stock Option Agreement dated April 23, 2007, as amended by Amendment dated January 26, 2009 and (ii) options to purchase shares of WTI’s common stock outside of any of WTI’s equity plans but subject to terms of the Stock Option Agreement dated January 28, 2010 (collectively, the “Options”). The Options are subject to the terms and conditions of the Stock Option Agreements, provided however, and notwithstanding anything to the contrary in the Stock Option Agreements, in the event that a termination of your employment by the Company without Cause or a resignation from your employment for Good Reason occurs, (i) you shall be entitled to accelerated vesting only with respect to the portion of the Options, if any, that would have vested during the 12-month period immediately following the date of termination (“Post-Employment Period”); (ii) vesting shall otherwise cease as of the last day of your employment but the non-vested shares underlying the Option will not expire and the Option will not terminate until the last day of the Post-Employment Period; and (iii) if a Change in Control (as defined in the Stock Option Agreement) occurs during the Post-Employment Period, you shall be entitled to the same vesting with respect to the Options as you would have if you had been employed on the date of the Change in Control.

(b) Restricted Stock. In addition, the Compensation Committee granted to you shares of Restricted Stock under the 2005 Performance Equity Plan and subject to the terms of the associated Restricted Stock Agreement dated January 27, 2011 (the “Restricted Stock”). The shares of Restricted Stock are subject to the terms of the Restricted Stock Agreement, provided however, and notwithstanding anything to the contrary in the Restricted Stock Agreements, in the event that a termination of your employment by the Company without Cause or a resignation from your employment for Good Reason occurs, (i) you shall be entitled to accelerated vesting only with respect to the Shares, if any, that would have vested during the Post-Employment Period, (ii) vesting shall otherwise cease as of the last day of your employment; and (iii) if a Change in Control (as defined in the Restricted Stock Agreement) occurs during the Post-Employment Period, you shall be entitled to the same vesting with respect to the Shares as you would have if you had been employed on the date of the Change in Control.

(c) The provisions of this paragraph 3 shall be deemed to amend to the Stock Option Agreements and Restricted Stock Agreements. The Company and WTI each agrees that all future grants to you of stock options and restricted stock with respect to WTI common stock that have a vesting period of longer than 13 months shall provide for acceleration of vesting and continuance of the stock options and restricted stock awards beyond termination of employment in the same manner as provided in this paragraph 3.

4. Protection of Confidential Information and Intellectual Property.

You agree that your services hereunder are of a special, unique and extraordinary character, and that your position with the Company places you in a position of confidence and trust. You further acknowledge that in the course of rendering services to the Company you have obtained and will obtain knowledge of confidential information and trade secrets of the Company. Accordingly, you agree that during the Restricted Period (defined below) with respect to the clause (i) below and at all times both during and after your employment with respect to clauses (ii) and (iii) you shall not directly or indirectly:

(i) solicit, directly or indirectly, any officer, director, employee, or agent of the Company to become an officer, director, employee, or agent of you or anyone else,

(ii) engage or participate in, directly or indirectly, any business conducted under any name that will be the same as or similar to the names of the Company or any trade names used by the Company, or

(iii) disparage the reputation of the Company and the respective directors, trustees, officers or employees of the Company, or the product and service offerings of the Company through written or spoken communication relating to the Company, its personnel or its products and services.

For purposes of this Agreement, the “Restricted Period” shall mean during your employment by WTAM and for a one year period thereafter.

You also agree that either during your employment and at any other time thereafter you will not divulge, furnish, or make accessible to anyone (other than during your employment in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, models, research procedures or modalities, inventions, discoveries, improvements, formulae, plans, material, devices, ideas, or other know-how, whether intellectual property or not, with respect to any confidential or secret engineering, development, or research work or with respect to any other confidential or secret aspects of the business of the Company (including, without limitation, the methodology of the market indices developed by the Company and the terms of business arrangements with service providers to the Company. You further agree that during your employment and at any other time thereafter, you will not make use of, nor permit to be used, any confidential notes, memoranda, specifications, programs, data, information or other materials of any nature whether oral or written relating to any matter within the scope of the business of the Company or concerning any of its respective dealings or affairs otherwise than for the benefit of the Company, it being agreed that any of the foregoing will be and remain the sole and exclusive property of the Company and that immediately upon the termination of your employment, you will deliver any or all copies of the foregoing to the Company.

During your employment, you will disclose to the Company all market indices, research procedures, models, ideas, marketing concepts, slogans, advertising campaigns, characters, proposals and plans invented or developed by you which relate directly or indirectly to the business of the Company or arise out of your employment with WTAM or your service as an officer of the other entities comprising the Company or the use of the Company’s property or resources including, without limitation, any market indices, research procedures, models, ideas, proposals and plans which may be copyrighted, trademarked, patented or otherwise protected (collectively, “Intellectual Property”). It is understood and agreed that Intellectual Property does not include ideas, proposals or plans of a legal nature that are commonly known among experienced attorneys counseling companies in the exchange traded funds industry. You agree that all such Intellectual Property will be the sole property of the Company. You expressly understand and agree that any and all Intellectual Property constitutes a “work for hire” under the U.S. Copyright Law. In the event any Intellectual Property is not regarded as a “work for hire,” You hereby assign to the Company the sole and exclusive right to Intellectual Property. You agree that you will promptly disclose to the Company any and all Intellectual Property, and that, upon request of the Company, you will execute and deliver any and all documents or instruments and take any other action which the Company will deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in the Intellectual Property. Upon disclosure of any Intellectual Property to the Company, during your employment and at any time thereafter, you will, at the request and expense of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) trademarks, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such trademarks, copyrights, patents or other analogous protection. In the event the you do not, within five days after delivery to you, execute and deliver such documents reasonably necessary to vest in the Company all right, title and interest in such Intellectual Property, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and in your behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of trademarks, copyright or this analogous protection thereon with the same legal force and effect as if executed by you. The obligations of this Paragraph will continue after the termination of your employment with respect to such Intellectual Property conceived of or developed by you while employed by WTAM. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or this costs incurred by you for any assistance rendered to the Company pursuant to this Paragraph 4.

(a) If you commit a breach, or threaten to commit a breach, of any of the provisions of Paragraph 4, the Company will have the right and remedy:

(i) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, including, but not limited to, granting the Company an injunction against the you, it being acknowledged and agreed by you that the services being rendered hereunder to the Company are of a special, unique, and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) (x) to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or this benefits (collectively “Benefits”) derived or received by you as the result of any transactions constituting a breach of any of the provisions of Paragraph 4 and you hereby agree to account for and pay over such Benefits to the Company and (y) to cease any severance payments that would otherwise be payable to you.

Each of the rights and remedies enumerated in this Paragraph will be independent of the other, and will be severally enforceable, and such rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to the Company, WTI and/or WTT under law or equity. If any provision of Paragraph 4 is held to be unenforceable because of the scope, duration, or area of its applicability, the tribunal making such determination will have the power to modify such scope, duration, or area, or all of them, and such provision or provisions will then be applicable in such modified form.

5. Representations and Indemnification. You represent and warrant to the Company that you have the right to continue to be employed by the Company and you are not subject to any contract, commitment, agreement, arrangement or restriction of any kind which might prevent you from performing you duties and obligations hereunder;

You agree to indemnify the Company against any loss, liability, claim, damage and expense (including but not limited to reasonable attorney’s fees) to which the Company may be subject in any action brought by a third party arising out of or relating to a breach or alleged breach by you of any of your representations or warranties set forth above.

6. Severance. If your employment is terminated by WTAM for any reason other than your death, “Disability” (as defined below) or for “Cause” (as defined below), or if you resign from your employment for “Good Reason” (as defined below) (in any event an “Involuntary Termination”), then (i) WTAM will pay to you, within ten (10) business days following termination, all accrued but unpaid Base Salary and any discretionary bonus that has been awarded to you by the Board of Directors or Compensation Committee of WTI but not yet paid, and provided you enter into a fully effective Release Agreement in the form prescribed by the Company, (ii) WTAM will pay, in the manner set forth below, as severance to you (or in the case of your subsequent death, the legal representative of your estate or such other person or persons as you shall have designated by written notice to WTAM), an amount equal to sum of: (A) the annual Base Salary set forth in Paragraph 1; (B) the Guaranteed Minimum Bonus set forth in Paragraph 2; and (C) a pro rated Guaranteed Minimum Bonus for the year in which the termination occurred (collectively the “Severance Amount. The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year, provided further, if the Involuntary Termination occurs within the 24 months of a Change in Control, as that term is defined in the Stock Option Agreements, the Severance Amount shall be paid in lump sum on the 60th day following the date of the Involuntary Termination in lieu of in installments but only if the Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment. In addition, if you elect COBRA insurance coverage, WTAM directly will pay to you on a monthly basis 100% of the amount of such premiums for such insurance for a one-year period following the effective date of your termination. Notwithstanding the foregoing, if you breach any of the provisions contained in Paragraph 4 of this Agreement, all payments of the Severance Amount and COBRA premiums shall immediately cease.

For purposes of this Agreement, “Disability” shall mean the earlier to occur of either of the following events:

(i) you, because of physical or mental disability or incapacity, are unable to perform your obligations to, or duties for, the Company pursuant to this Agreement on a full-time basis for ninety (90) consecutive days or a period in excess of one hundred fifty (150) days out of any period of three hundred sixty (360) consecutive days; or

(ii) the determination by a physician selected by WTAM, duly licensed in New York with a medical specialty appropriate for such determination (which determination shall be binding and conclusive for the purpose of this Paragraph 8), that you are either physically or mentally, permanently disabled or incapacitated or otherwise so disabled or incapacitated that he will be unable to perform your obligations to, or duties for, the Company pursuant to this Agreement for ninety (90) consecutive days or a period in excess of one hundred fifty (150) days out of any period of three hundred sixty (360) consecutive days. Your failure to submit to an examination of a physician under this Paragraph 6 shall automatically result in a determination of disability hereunder.

For purposes of this Agreement, “Cause” shall mean any one or more of the following acts or omissions by you:

(i) the willful and continued failure to (A) materially perform your duties and obligations under this Agreement or (B) to carry out specific legal directions of a senior officer or the Board of Directors of the Company;

(ii) the material breach of any provision of this Agreement (including a breach of the representations and warranties made by you in Paragraph 5 of this Agreement);

(iii) the material failure to comply with the written policies or rules of the Company;

(iv) the commission of an act or failure to act that involves willful misconduct, bad faith or gross negligence;

(v) the commission of any act of fraud, misappropriation, embezzlement or similar willful and malicious conduct against the Company; or

(vi) the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof.

Notwithstanding the foregoing, cause shall not be deemed to exist for a reason specified in clauses (i)(A) or (ii) above unless you have been given written notice setting forth in reasonable detail the act, omission or failure of, or breach by, you and a period of at least 10 days after such notice to cure all of such acts, omissions, failures or breaches, and such shall not have been cured within such 10-day period; provided, further, that WTAM shall not be required to give notice and an opportunity to cure for a reason specified in clauses (i)(A) or (ii) if you have committed the same or substantially similar acts, omissions, failures or breaches and WTAM has previously given you notice of and an opportunity to cure the same.

For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in the your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location of the principal place to which you provide services to the Company, not including work-related travel or short-term assignments; or (iv) the material breach of this Agreement by the Company. For purposes of this Agreement, “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “good reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the good reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the good reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the good reason condition during the Cure Period, good reason shall be deemed not to have occurred.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Miscellaneous. You understand and agree that your employment by WTAM is on at “at will” basis, subject to WTAM’s obligations to pay severance as provided herein. You shall be subordinate to and report directly to the Chief Executive Officer of WTAM and of WTI. You will be entitled to four weeks paid vacation per year to be accrued on a pro rata basis and you will be entitled to participate in all of the employee benefit plans provided WTAM subject to the terms and conditions of those programs.

This letter, together with the 2005 Performance Equity Plan, the Stock Option Agreements and Restricted Stock Agreement with WTI (as amended herein), set forth all of the terms relating to your employment by WTAM, and supersedes all prior agreements, whether written or oral, including without limitation any prior employment agreement. A signature received via facsimile will be deemed an original for all purposes.

The rights and obligations of Company hereunder shall be binding upon and run in favor of the successors and assigns of Company.

All payments made by the Company to you shall be made net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing herein or otherwise shall be construed to require the Company to minimize tax consequences to you.

This Agreement shall be governed by, and construed in accordance with, the internal laws of New York without regard to principles of conflicts of law.

This Agreement may not be amended, modified or amended, nor may any term or provision be waived unless such modification, amendment or waiver is in writing and signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

Please indicate by your signature below your agreement with the terms set forth above. In closing, I want to reiterate how excited we are to have you join us at such a significant time in the development of the Company and look forward to your important contributions to our success.

Sincerely,

WISDOMTREE ASSET MANAGEMENT, INC.

By:	/s/ Jonathan Steinberg
Jonathan L. Steinberg, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Peter M. Ziemba
Peter M. Ziemba

Solely to confirm its agreement to the provisions of Paragraph 3:

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Jonathan Steinberg
Jonathan L. Steinberg, Chief Executive Officer

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